Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Executive Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS FOURTH QUARTER
AND FISCAL 2018 RESULTS

ANNOUNCES NEW TWO-YEAR $2.55 BILLION STOCK REPURCHASE PROGRAM
AND 13% INCREASE IN QUARTERLY CASH DIVIDEND

PROVIDES FIRST QUARTER AND FISCAL 2019 GUIDANCE

Dublin, California, March 5, 2019 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales and earnings results for both the fourth quarter and fiscal year ended February 2, 2019.

Similar to other retailers, fiscal 2018 was a 52-week year compared to 53 weeks in fiscal 2017. The extra week added approximately $219 million in sales and $.10 to earnings per share in 2017’s fourth quarter and fiscal year. Further, the 53rd week added about 70 and 20 basis points, respectively, to operating margin in last year’s fourth quarter and fiscal year.

Earnings per share for the 13 weeks ended February 2, 2019 were $1.20, versus $1.19 in the 14 weeks ended February 3, 2018. Net earnings for the 13 weeks ended February 2, 2019 were $442 million, compared to $451 million in the 14 weeks ended February 3, 2018.

Sales for the 13 weeks ended February 2, 2019 were $4.1 billion, with comparable store sales up 4% over the 13 weeks ended February 3, 2018. This increase was on top of a 5% gain in last year’s fourth quarter.

For the 52 weeks ended February 2, 2019, earnings per share grew to $4.26, compared to $3.55 in the 53 weeks ended February 3, 2018. Net earnings for the 52 weeks ended February 2, 2019 were $1.6 billion, compared to $1.4 billion in the 53 weeks ended February 3, 2018. Sales for the 52-week 2018 fiscal year grew 6% to $15.0 billion, with comparable store sales up 4% above a 4% gain in fiscal 2017.

Earnings per share results for both the 2018 fourth quarter and fiscal year reflect a one-time, non-cash gain of $.07 related to the favorable resolution of a tax matter as well as a $.19 benefit from tax reform legislation in the fourth quarter and $.70 for the year. Prior year earnings results for the 2017 fourth quarter and fiscal year included the aforementioned $.10 benefit from the 53rd week and a $.21 benefit from tax reform legislation.

Barbara Rentler, Chief Executive Officer, commented, “Sales and earnings for both the fourth quarter and fiscal year outperformed our expectations. We achieved these results despite our own challenging multi-year comparisons and weakness in our Ladies apparel business during the holiday season.”

Ms. Rentler continued, “Though above plan, fourth quarter operating margin of 13.2% was down from last year due to the 53rd week comparison and increases in freight and wage costs, as expected.”

Board Approves New Two-Year $2.55 Billion Stock Repurchase Program and 13% Increase in Quarterly Cash Dividend

The Company’s Board of Directors authorized a new program to repurchase $2.55 billion of its common stock over the next two fiscal years. At recent stock prices, this new repurchase program represents about 8% of the Company’s total market value and a 31% increase over the prior two-year $1.95 billion authorization that was completed in January 2019.

The Board also approved an increase in the quarterly cash dividend to $.255 per share, up 13% over the prior year. This higher quarterly dividend is payable on March 29, 2019 to stockholders of record as of March 18, 2019.

Ms. Rentler noted, “The increases to our shareholder payouts for 2019 reflect the current strength of our balance sheet and our ongoing ability to generate significant amounts of cash after funding growth and other capital needs of the business. We have repurchased stock as planned every year since 1993 and raised our cash dividend annually since 1994. This consistent record reflects our ongoing commitment to enhancing stockholder value and returns.”

A total of 12.5 million shares of common stock were repurchased during fiscal 2018, for an aggregate purchase price of $1.075 billion. During the recently completed fourth quarter, 3.1 million shares were repurchased for a total price of $268 million.

Fiscal 2019 Guidance

Looking ahead, Ms. Rentler said, “While we hope to do better, we continue to take a prudent approach to forecasting our business for 2019. Although we remain favorably positioned as an off-price retailer, we face our own difficult sales and earnings comparisons, a very competitive retail landscape, and an uncertain macro-economic and political environment.”

For the 52 weeks ending February 1, 2020, the Company is planning same store sales to grow 1% to 2% on top of 4% gains in each of the past four years. We also plan to open about 100 new stores this year, consisting of approximately 75 Ross Dress for Less and 25 dd’s DISCOUNTS locations. Fiscal 2019 earnings per share are projected to be $4.30 to $4.50, up from $4.26 for the 52 weeks ended February 2, 2019.

Given the recent underperformance in Ladies apparel, we are forecasting comparable store sales for the 13 weeks ending May 4, 2019 to be flat to up 2%. Earnings per share are projected to be $1.05 to $1.11, versus $1.11 for the first quarter ended May 5, 2018. This period’s earnings forecast includes expectations for a negative impact from the timing of packaway-related expenses that benefited last year’s first quarter along with higher freight and wage costs.

The Company will host a conference call on Tuesday, March 5, 2019 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2018 results, and management’s outlook and guidance for fiscal 2019. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #7582136 until 8:00 p.m. Eastern time on March 12, 2019, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2017, and Form 10-Qs and Form 8-Ks for fiscal 2018. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2018 revenues of $15.0 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,480 locations in 38 states, the District of Columbia, and Guam at fiscal 2018 year end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 237 dd’s DISCOUNTS® in 18 states at the end of fiscal 2018 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018

Sales	$4,107,388	$4,067,806	$14,983,541	$14,134,732

Costs and Expenses
Cost of goods sold	2,989,744	2,922,582	10,726,277	10,042,638
Selling, general and administrative	575,969	553,306	2,216,550	2,043,698
Interest (income) expense, net	(5,313)	386	(10,162)	7,676
Total costs and expenses	3,560,400	3,476,274	12,932,665	12,094,012

Earnings before taxes	546,988	591,532	2,050,876	2,040,720
Provision for taxes on earnings	105,295	140,785	463,419	677,967
Net earnings	$441,693	$450,747	$1,587,457	$1,362,753

Earnings per share
Basic	$1.21	$1.20	$4.30	$3.58
Diluted	$1.20	$1.19	$4.26	$3.55

Weighted average shares outstanding (000)
Basic	365,202	376,204	369,533	381,174
Diluted	368,365	379,734	372,678	384,329

Stores open at end of period	1,717	1,622	1,717	1,622

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	February 2, 2019	February 3, 2018
Assets

Current Assets
Cash and cash equivalents	$1,412,912	$1,290,294
Short-term investments	—	512
Accounts receivable	96,711	87,868
Merchandise inventory	1,750,442	1,641,735
Prepaid expenses and other	143,954	130,748
Total current assets	3,404,019	3,151,157

Property and equipment, net	2,475,201	2,382,464
Long-term investments	125	712
Other long-term assets	194,346	187,718
Total assets	$6,073,691	$5,722,051

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,177,104	$1,059,844
Accrued expenses and other	431,596	431,706
Accrued payroll and benefits	363,035	349,879
Income taxes payable	37,749	—
Current portion of long-term debt	—	84,973
Total current liabilities	2,009,484	1,926,402

Long-term debt	312,440	311,994
Other long-term liabilities	321,713	348,541
Deferred income taxes	124,308	85,806

Commitments and contingencies

Stockholders’ Equity	3,305,746	3,049,308
Total liabilities and stockholders’ equity	$6,073,691	$5,722,051

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	February 2, 2019	February 3, 2018 [1]

Cash Flows From Operating Activities
Net earnings	$1,587,457	$1,362,753
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	330,357	313,163
Stock-based compensation	95,585	87,417
Gain on sale-leaseback	—	(6,328)
Deferred income taxes	31,777	(34,903)
Change in assets and liabilities:
Merchandise inventory	(108,707)	(128,849)
Other current assets	(22,044)	(31,796)
Accounts payable	110,483	41,322
Other current liabilities	74,829	49,068
Other long-term, net	(33,060)	29,491
Net cash provided by operating activities	2,066,677	1,681,338

Cash Flows From Investing Activities
Additions to property and equipment	(413,898)	(371,423)
Proceeds from sale of property and equipment	—	15,981
Proceeds from investments	3,489	687
Net cash used in investing activities	(410,409)	(354,755)

Cash Flows From Financing Activities
Payment of long-term debt	(85,000)	—
Issuance of common stock related to stock plans	20,112	18,468
Treasury stock purchased	(54,384)	(45,433)
Repurchase of common stock	(1,075,000)	(875,000)
Dividends paid	(337,189)	(247,526)
Net cash used in financing activities	(1,531,461)	(1,149,491)

Net increase in cash, cash equivalents, and restricted cash and cash equivalents	124,807	177,092

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period[1]	1,353,272	1,176,180
End of period	$1,478,079	$1,353,272

Reconciliations:
Cash and cash equivalents	$1,412,912	$1,290,294
Restricted cash and cash equivalents included in prepaid expenses and other	11,402	9,412
Restricted cash and cash equivalents included in other long-term assets	53,765	53,566
Total cash, cash equivalents, and restricted cash and cash equivalents:	$1,478,079	$1,353,272

Supplemental Cash Flow Disclosures
Interest paid	$18,105	$18,105
Income taxes paid	$427,930	$714,566

1 As the result of the adoption of ASU 2016-18, Statement of Cash Flow (Topic 230): Restricted Cash, the prior year amounts were retrospectively adjusted to include restricted cash and cash equivalents.